UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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E*TRADE FINANCIAL CORPORATION
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Dear E*TRADErs:

Over the past year I have frequently likened E*TRADE’s current position to that famous line from Charles Dickens’ A Tale of Two Cities – “it was the best of times, it was the worst of times.”

Well, soon I will need to find a new phrase to use – because our recently-completed equity issuances and pending debt exchange are making a major dent in the “worst of times.”

Let me explain.

The “best of times” continues to reflect how well our actual operating business is performing.  In fact, online brokerage may be the only sector of the consumer financial services industry that is having a good year.  And as shown by our strong customer metrics through the end of May, you all have been doing a great job making sure that E*TRADE is getting its fair share of the business, growing right along with our top competitors.

The “worst of times” has referred to our credit losses and the subsequent need for capital to ensure our balance sheet remains strong for our customers.  And this is where “the times” are most assuredly improving:

•
The approximately $586 million of net cash equity raised in the second quarter of 2009 has materially strengthened our balance sheet.  E*TRADE Bank’s capital ratios are now much stronger than they were at the beginning of the year.

•	If we complete our pending debt exchange – which was more heavily subscribed than we had hoped – our debt interest expense at the Parent company will be cut by more than half.
•
Through the end of May, we have seen declines in loan delinquencies – which are the precursor to charge-offs.  While these metrics remain high, we are encouraged by the trends and, as such, have publicly predicted a material reduction in loan losses in the second half of 2009.

However, while credit is becoming demonstrably less bad, it is simply too early to declare the “worst of times” totally behind us.  Provision for loan losses, while most recently declining, are still high enough that we are running a bottom-line loss.  In order to return to quarterly profitability, we will need to see a substantial reduction in the amount of money we set aside to cover loan loss provisions.

My personal goal is to be in a position to retire the “worst of times” description – dead and happily gone – later this year.

I know you all are looking forward to that as much as I am.

As we announced this morning, on Tuesday, July 22, we will report our second quarter financial results.  I encourage you all to read the earnings release and to listen to our quarterly investor call that evening for additional information on our progress.

In the meantime, thanks for all of your hard work and for keeping the faith with E*TRADE and its customers.

Don

Forward-Looking Statements. The statements contained in this letter that are forward looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. Such statements include those relating to the ability of the Company to complete the debt exchange, declines in loan losses and delinquencies and future quarterly profitability. The uncertainties and risks include, but are not limited to, potential negative regulatory consequences resulting from actions by the Office of Thrift Supervision or other regulators, potential failure to obtain regulatory and shareholder approval for the debt exchange and related matters. Additional uncertainties and risks affecting the business, financial condition, results of operations and prospects of the Company include, but are not limited to, potential changes in market activity, anticipated changes in the rate of new customer acquisition, the conversion of new visitors to the site to customers, the activity of customers and assets held at the institution, seasonality, macro trends of the economy in general and the residential real estate market, instability in the consumer credit markets and credit trends, rising mortgage interest rates, tighter mortgage lending guidelines across the industry, increased mortgage loan delinquency and default rates, portfolio growth, portfolio seasoning and resolution through collections, sales or charge-offs, the development and enhancement of products and services, competitive pressures (including price competition), system failures, economic and political conditions, including changes to the U.S. Treasury's Troubled Asset Relief Program, changes in consumer behavior and the introduction of competing products having technological and/or other advantages. Further information about these risks and uncertainties can be found in the "Risk Factors" section of the Company’s prospectus supplement dated June 18, 2009, and in the information included or incorporated in the annual, quarterly and current reports on Form 10-K, Form 10-Q and Form 8-K previously filed by E*TRADE FINANCIAL Corporation with the SEC (including information under the caption "Risk Factors"). Any forward-looking statement included in this letter speaks only as of the date of this communication; the Company disclaims any obligation to update any information.

Shareholders are strongly advised to read E*TRADE’s definitive proxy statement related to the special shareholder meeting it intends to call in connection with the debt exchange when such statement becomes available, as it will contain important information.  Shareholders may obtain additional copies of E*TRADE’s definitive proxy statement and any other documents filed or to be filed by E*TRADE with the SEC for free at the Internet website maintained by the SEC at www.sec.gov. Copies of E*TRADE proxy materials may be requested by contacting our proxy solicitor, Morrow & Co, LLC at (800) 607-0088-2885 toll-free.